Exhibit 10.13

SYNTHORYX, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of July 14, 2017 (the “Effective Date”), by and between Marcos E. Milla, Ph.D. (“Employee”) and Synthorx, Inc. (the “Company”).

1.      Employment by the Company.

1.1         Position. Employee shall serve as the Company’s Senior Vice President of Research, initially reporting to the Company’s Chief Executive Officer (the “CEO”). During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee’s anticipated start date will be August 1, 2017 (the “Start Date”).

1.2         Duties and Location. Employee shall perform such duties as are customarily associated with the position of Chief Science Officer and such other duties as are assigned to Employee by the CEO. Employee’s primary office location shall be the Company’s office in San Diego, California. Subject to the terms of this Agreement, the Company reserves the right to (i) reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location and to require reasonable business travel, and (ii) modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3         Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.      Compensation.

2.1         Base Salary. For services to be rendered hereunder, Employee shall receive a base salary at the rate of $305,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2         Annual Bonus. Employee will be eligible for an annual discretionary bonus (the “Annual Bonus”) of up to thirty percent (30%) of Employee’s then-current Base Salary. Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the discretion of the Company’s Board of Directors (the “Board”) (or a committee thereof), based upon the Company’s and Employee’s achievement of objectives and milestones as determined by the Board (or a committee thereof). No amount of the Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Employee must remain an employee in good standing of the Company on

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the scheduled payment date of any Annual Bonus in order to be eligible for any such Annual Bonus.

2.3 Standard Company Benefits. Employee shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. Notwithstanding the foregoing, until the Company implements a group medical insurance plan, the Company shall reimburse Employee for the cost of COBRA premiums or premiums for other health insurance benefits, upon receipt from Employee of acceptable proof of payment of such premiums.

2.4 Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

2.5 Stock Option Grant. Subject to approval by the Board, Employee will be granted a stock option to purchase up to 300,000 shares of the Company’s Common Stock under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), at an exercise price equal to the fair market value per share of common stock on the date of grant as determined by the Board (the “Option”). The Option will be subject to the terms and conditions of the Plan, and the corresponding stock option grant notice and stock option agreement. The Option will have a four-year vesting schedule, pursuant to which 25% of the shares subject to the Option will vest one year following the Start Date, with the remaining shares subject to the Option vesting monthly thereafter over the next 36 months (in each case, subject to Employee’s continuous service to the Company), until either the Option is fully vested or Employee’s employment ends, whichever occurs first.

3.      Proprietary Information Obligations.

3.1 Confidential Information and Invention Assignment Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement, Employee shall execute and comply with the Company’s standard form of Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidentiality and Assignment Agreement”).

3.2 Third-Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information that is generally

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known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company. In addition, Employee represents that Employee has disclosed to the Company in writing any agreement Employee may have with any third party (e.g., a former employer) that may limit Employee’s ability to perform Employee’s duties to the Company or that could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities.

4.      Outside Activities and Non-Competition During Employment.

4.1         Outside Activities. Throughout Employee’s employment with the Company, Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and written consent of the Board, Employee may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Employee’s duties to the Company or its affiliates.

4.2         Non-Competition During Employment. During Employee’s employment by the Company, Employee will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Employee will be subject to certain restrictions (including restrictions continuing after Employee’s employment ends) under the terms of the Confidentiality and Assignment Agreement.

5.         At-Will Employment. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

6.         Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors before a single arbitrator, under JAMS’ then

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applicable rules and procedures for employment disputes (which will be provided to Employee upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Employee and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Employee and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.      General Provisions.

7.1         Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of (i) personal delivery (including personal delivery by fax), (ii) the next day after sending by overnight carrier, or (iii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not, then on the recipient’s next business day, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

7.2         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

7.3         Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4         Complete Agreement. This Agreement, together with the Confidentiality and Assignment Agreement, constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Employee’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

7.5         Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken

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together will constitute one and the same Agreement.

7.6        Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7        Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee’s duties hereunder and Employee may not assign any of Employee’s rights hereunder without the written consent of the Company.

7.8        Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

7.9        Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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To confirm the terms of employment pursuant to this Agreement, Employee must sign and date this Agreement and the Confidentiality and Assignment Agreement (Exhibit A attached hereto), and return the fully signed documents to the Company by 5:00 p.m. Pacific Time on July 14, 2017.

IN WITNESS WHEREOF, the Parties have executed this Agreement to become effective as of the Effective Date written above.

COMPANY:

SYNTHORX, INC.

By: /s/ Court R. Turner
Name: Court R. Turner
Title: President and Chief Executive Officer

EMPLOYEE:

Marcos E. Milla, Ph.D.

/s/ Marcos E. Milla, Ph.D.

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT

AGREEMENT

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Synthorx, Inc., its direct and indirect subsidiaries, parents, affiliates, predecessors, successors and assigns (together “Company”), and the compensation and benefits provided to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.     CONFIDENTIAL INFORMATION PROTECTIONS.

1.1     Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2     Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) tangible and intangible information relating to compounds, biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, ideas, processes, know-how, inventions, developments, designs, techniques, formulas, works of authorship, methods, developmental or experimental work, clinical data, test data, improvements, discoveries and trade secrets, and any other proprietary technology and all Intellectual

Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; (f) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (g) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3     Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third

Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENTS OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral

Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”), as detailed on Attachment 2.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 10 I). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights

and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly (a) engage in any other employment or (b) engage in any other activities that are competitive with, or would otherwise conflict with, my employment by Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, OR CONTRACTORS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.

6. REASONABLENESS OF RESTRICTIONS. I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my employment by Company does not and will not breach any agreement with any former employer or third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.

8. RETURN OF COMPANY PROPERTY. Subject to the nondisclosure requirements of Section 1.1 above, upon termination of my employment or upon Company’s request at any other time, I will deliver to Company any and all of Company’s property and equipment and any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

9. LEGAL AND EQUITABLE REMEDIES.

9.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

9.2 In the event Company enforces this Agreement through a court or arbitration order, I agree that the restrictions of Sections 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

10. NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11. Notification of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this

Agreement, by Company providing a copy of this Agreement or otherwise.

12. GENERAL PROVISIONS.

12.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

12.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, direct and indirect subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 Survival. This Agreement shall survive the termination of my employment , regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5 Employment At-Will. I agree and understand

that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant (except Subsection 2.4) or employee if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT.	ACCEPTED AND AGREED

/s/ Marcos E. Milla, PhD	/s/ Court R. Turner
(Signature) By: Marcos E. Milla, PhD	(Signature) By: Court R. Turner

Title:	Title: CEO

Date: 7/14/17	Date: 7/14/17

Address: 2850 Corte Papaya Carlsbad, CA 92009	Address:

ATTACHMENT 1

PRIOR INVENTIONS

TO:             Synthorx, Inc.

FROM:

DATE:

SUBJECT: Prior Inventions

1.         Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Synthorx, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

x	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.         Due to a prior confidentiality agreement, I cannot complete the disclosure under section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

A-1

ATTACHMENT 2

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(a) Relate at the time of conception or reduction to practice to Company’ s business, or actual or demonstrably anticipated research or development; or

(b) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

2